Exhibit 99.11

REPRESENTATION PURSUANT TO INSTRUCTION 2 TO

ITEM 8.A.4 OF FORM 20-F

January 12, 2023

In connection with the filing of a Registration Statement on Form F-4, as amended (the “Registration Statement”), by Empatan Public Limited Company, a public limited company incorporated in Ireland (the “Parent”), relating to a proposed business combination by and among Parent, Lionheart III Corp, a Delaware corporation (“Lionheart”), Security Matters Limited, an Australian public company (“SMX”), and Aryeh Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent. The Registration Statement will include audited financial statements of SMX. SMX represents to the U.S. Securities and Exchange Commission that:

1.

SMX is not currently a public reporting company in any jurisdiction other than in Australia and is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than twelve months from the date of filing the Registration Statement.

2.

Compliance with the requirement in Item 8.A.4 of Form 20-F that the audited financial statements must be as of a date not older than twelve months at the date of filing the registration statement is impracticable or involves undue hardship for SMX.

3.	At the time the Registration Statement is declared effective, SMX will have audited financial statements not older than fifteen months.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this representation as of the date first above written.

Security Matters Limited

By:	/s/ Haggai Alon
Name: Haggai Alon
Title: Chief Executive Officer

[Signature Page to Item 8.A Representation]